Exhibit 10.1
PURCHASE AND SALE AGREEMENT
PURCHASE AND SALE AGREEMENT, dated as of December 23, 2020 (this “Agreement”), by and between MECHANIC (AZ) QRS 15-41, INC., a Delaware corporation (“Seller”), having an address at c/o W.P. Carey Inc., 50 Rockefeller Plaza, New York, New York 10020 and UNIVERSAL TECHNICAL INSTITUTE OF ARIZONA, LLC, a Delaware limited liability company (“Purchaser”), having an address at 4225 East Windrose Drive, Phoenix, AZ 85032.
WHEREAS, Purchaser wishes to purchase and Seller wishes to sell certain property located at 10695 W. Pierce Street, Avondale, Arizona, more particularly described on Exhibit A attached hereto (the “Real Property”) together with (i) all buildings, improvements, mechanical systems and fixtures situated on, affixed to and/or appurtenant to the Real Property (collectively, the “Improvements”); (ii) all easements, licenses, benefits, privileges, rights of way and appurtenances to the Real Property (collectively, “Easement Rights”); (iii) any property lying in or under the bed of any street, alley, road or right-of-way, open or proposed, abutting or adjacent to the Real Property, together with any strips, gaps or gores, if any, between the Real Property and abutting property; (iv) all water, water rights, oil, gas or other mineral interests in, on, under or above the Real Property, together with all sewer rights, water courses, wells, ditches and flumes located on or appurtenant to the Real Property; (v) all fixtures, equipment and other tangible personal property, if any located on or attached to the Real Property (collectively, the “Personal Property”); (vi) all assignable surveys, as-built surveys, construction drawings, floor plans, certificates of occupancy, structural and engineering reports and other records or information relating to the Real Property or Improvements in Purchaser’s possession; (vii) all rights and interests to receive any condemnation awards from any condemnation proceeding pertaining to the Real Property; (viii) any assignable entitlements, zoning approvals, utility deposits specific to the Real Property; and (ix) all assignable third-party warranties (if any) relating to any portion of the Real Property, Personal Property or Improvements (collectively, with the Real Property, the “Property”).
NOW, THEREFORE, in consideration of the mutual agreements, covenants and provisions set forth herein, and intending to be legally bound hereby, the parties agree as follows:
1.    Conveyance. Seller hereby agrees to sell, convey and assign to Purchaser, and Purchaser hereby agrees to purchase and accept from Seller, subject to the terms and conditions of this Agreement, all of Seller’s right, title, and interest in and to the Property.
2.    Purchase Price & Costs. The purchase price to be paid by Purchaser to Seller for the Property at Closing shall be Forty-Four Million Five Hundred Thousand and 00/100 Dollars ($44,500,000.00) (the “Purchase Price”). All transfer taxes, recording fees, title company fees, fees related to defeasing Seller’s loan, including the Defeasance Amount, any breakage fees if this transaction does not close and/or per diem mortgage loan interest if the Closing is delayed, and other costs associated with Closing (defined below) shall be paid by Purchaser, other than Seller’s legal fees and Seller’s broker commission. At Closing, any prepaid rents paid by Purchaser to Seller with respect to the Property for the period following the Closing Date shall be credited by Seller to Purchaser against the Purchase Price. This Section 2 shall survive Closing or the earlier termination of this Agreement.
3.    Closing. The sale shall be closed (the “Closing”) on December 31, 2020 (or such earlier date as shall be agreed between Seller and Purchaser) (the “Closing Date”). If the Closing has not occurred by the Closing Date, Seller shall no longer be obligated to sell the Property to Purchaser pursuant to this Agreement. Closing shall occur via escrow with Melissa Cocanower as escrow officer (“Escrow Agent”) for Chicago Title Insurance Company (“Title Company”). Time is of the essence with respect to the Closing Date. Furthermore, Purchaser shall cooperate with reasonable requests of the Title Company and Seller’s lender to accommodate a defeasance of Seller’s existing loan affecting the Property. At Seller’s request, Purchaser shall deposit the Purchase Price with the Title Company up to one (1) day prior to the Closing Date. Seller estimates the defeasance amount to be approximately $800,000 (the “Defeasance Amount”). Seller and Purchaser acknowledge that (i) such Defeasance Amount shall be disbursed by the Escrow Agent simultaneously with the Closing of the transaction contemplated herein and (ii) Purchaser shall be responsible for all defeasance-related costs and liabilities, including, but not limited to, any per diem mortgage loan interest and, should the contemplated transaction fail to close, breakup fees. This Section 3 shall survive Closing or the earlier termination of this Agreement.

4.    Closing Documents. At least one (1) business day prior to Closing, Seller shall deliver (or cause to be delivered) the following documents executed by Seller in the forms previously agreed by the parties hereto: (a) a special warranty deed for the Property (the “Deed”), (b) an assignment and bill of sale, (c) a FIRPTA certificate, (d) a termination of memo of lease for the Property, (e) an owner’s title affidavit, (f) a 1099s, (g) applicable transfer tax documents, (h) a settlement statement and (i) such other documents as the Title Company shall reasonably require to consummate the transaction contemplated by this Agreement. At least one (1) business day prior to Closing, Purchaser shall deliver (or cause to be delivered) the following documents executed by Purchaser in the forms previously agreed by the parties hereto: (A) a termination of memo of lease for the Property, (B) applicable transfer tax documents, (C) a settlement statement and (D) such other documents as the Title Company shall reasonably require to consummate the transaction contemplated by this Agreement.
5.    Representations and Warranties of Seller. Seller represents, warrants and covenants (where applicable) to Purchaser as of the date of this Agreement, and upon the Closing shall be deemed to represent and warrant and covenant (where applicable), as follows:
a.    Authority. Seller is the owner in fee simple of the Property. Seller is duly formed and validly existing under the laws of the State of Arizona. Seller has the full power and authority to execute this Agreement and to consummate the transaction contemplated herein.
b.    Corporate/Company Action. All necessary action has been taken to duly authorize the execution and delivery of this Agreement and all documents and instruments contemplated by this Agreement, and the performance by Seller of the covenants and obligations to be performed and carried out by it hereunder.
c.    No Governmental Notices. Seller has no knowledge of any governmental authority imposing any special assessments on the Property or bringing any condemnation actions against the Property, or any part thereof, nor is Seller aware of any special assessments or condemnation actions being contemplated. Seller has no knowledge of any governmental authority having jurisdiction over the Property requiring any work to be done on or affecting the Property.
d.    No Litigation. To Seller’s knowledge, there are not any existing, pending or threatened, litigation, condemnation or similar proceedings against or involving the Property.
e.    No Bankruptcy. Seller has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Seller’s creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of Seller’s assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Seller’s assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally. This transaction has been negotiated at arms length between Purchaser and Seller and is not being entered into by Seller for the purpose of hindering, delaying or defrauding any of Seller’s creditors.
The representations and warranties of Seller set forth in this Section 5 shall survive Closing for a period of six (6) months (the “Survival Period”). For purposes of the foregoing representations and warranties, “To Seller’s knowledge” and similar terms means the present actual (as opposed to constructive or imputed) knowledge solely of Peter Bates as of the Effective Date, without any duty to undertake independent investigation or inquiry whatsoever. Such individual is named in this Agreement solely for the purpose of establishing the scope of Seller’s knowledge. Such individual shall not be deemed to be a party to this Agreement nor to have made any representations or warranties hereunder, and no recourse shall be had to such individual for any of Seller’s representations and warranties hereunder (and Purchaser hereby waives any liability of or recourse against such individual).
Notwithstanding anything to the contrary contained herein, in the event the Closing occurs and Purchaser thereafter learns of a breach of Seller’s representations and warranties hereunder, (a) the aggregate liability of Seller arising pursuant to or in connection with such breach shall not exceed Eighty Thousand Dollars ($80,000) (the “Liability Limitation”), (b) no claim by Purchaser alleging a breach by Seller of any representation, warranty, indemnification, covenant or other obligation of Seller contained herein (or in any document executed or delivered in connection herewith) may be made, and Seller shall not be liable for damages for any judgment in any action based upon any such claim, unless and until the damages for such claim, either alone or together with any other claims by Purchaser alleging a breach by Seller of any representation or warranty of Seller contained herein (or in any document executed or delivered in connection herewith), exceed Fifteen Thousand Dollars ($15,000) (the “Floor Amount”), in which event Seller’s liability respecting such claim or claims shall be for the entire amount thereof, subject to the limitation set forth in clause (a) above and (c) Purchaser shall not be entitled to bring any claim after the Closing for a breach of any representation or warranty of which it had actual knowledge prior to Closing.
6.    Default by Purchaser. If Purchaser defaults hereunder, which default is not cured within five (5) business days after such default, Seller may, as its sole remedy, be paid from Purchaser liquidated damages in the amount of Eighty Thousand and 00/100 Dollars ($80,000.00) for such breach (the “Liquidated Damages”), Purchaser and Seller agree that the amount of Liquidated Damages for any such breach by Purchaser is difficult to determine at this time and that the aforesaid sum is a reasonable estimation of the amount of Liquidated Damages for any such breach under the circumstances existing at the time this Agreement is entered into. Upon payment of the Liquidated Damages to Seller, this Agreement shall be deemed terminated, subject only to any continuing indemnities expressly set forth herein. Without limiting the foregoing, Purchaser shall have no other liability in the event Purchaser defaults or fails to perform hereunder, including without limitation any consequential, special or punitive damages.
7.    Default by Seller. If Seller defaults hereunder, which default is not cured within five (5) business days after such default, then at Purchaser’s option: (i) Purchaser may terminate this transaction and escrow by giving written notice to Seller and Escrow Agent, whereupon neither party shall have any further obligation to the other subject to any continuing indemnities herein, or (ii) Purchaser shall be entitled to file suit for specific performance of the terms and provisions of this Agreement, provided, however, if specific performance is not available as a result of the acts or omissions of Seller, Purchaser may pursue up to Eighty Thousand and 00/100 Dollars ($80,000) in actual damages resulting from Seller’s default under this Agreement. Without limiting the foregoing, Seller shall have no other liability in the event Seller defaults or fails to perform hereunder, including without limitation any consequential, special or punitive damages.
8.    Notices. Any notices hereunder shall be hand delivered, conveyed via email (to any notice recipient who has provided an email address for this purpose) or sent reputable overnight courier, addressed as follows:

Seller: MECHANIC (AZ) QRS 15-41, INC., a Delaware corporation c/o W. P. Carey Inc.
50 Rockefeller Plaza,
New York, NY 10020
Attention: Peter Bates and Legal Transactions Department
Telephone: (212) 492-1129
Email: pbates@wpcarey.com, legaltransactions@wpcarey.com
Purchaser: Universal Technical Institute Of Arizona, LLC, a Delaware limited liability company 4225 East Windrose Drive Phoenix, AZ 85032 Attn: Brian Udall Telephone: (623) 445-0694 Email: budall@uti.edu	Escrow Agent: Chicago Title Insurance Company 2390 E. Camelback Road, Suite 120, Phoenix, AZ 85016 Attn: Melissa Cocanower Telephone: (602) 553-4806 Email: melissa.cocanower@ctt.com

Such notices and other communications shall be deemed to be given and received as follows: (i) upon actual receipt, if transmitted by e-mail on a business day prior to 5:00 p.m. (Mountain Standard Time); (ii) upon the next business day following transmission if transmitted by e-mail on a day which is not a business day or after 5:00 p.m. (Mountain Standard Time) on a business day; or (iii) upon actual delivery, if delivered by overnight courier. The parties and Escrow Agent may, from time to time, designate a different address by written notice given in the manner provided for above, not less than three (3) business days prior to the effective date of the change.
9.    Counterparts. This Agreement may be executed in one or more counterparts, each of which when taken together shall constitute one and the same original. To facilitate the execution and delivery of this Agreement, the parties may execute and exchange counterparts of the signature pages by facsimile or portable document format

(PDF), each of which shall be deemed an original, and the signature page of either party to any counterpart may be appended to any other counterpart.
10.    Effective Agreement. The submission of this Agreement for examination is not intended to nor shall constitute an offer to sell, or a reservation of, or option or proposal of any kind for the purchase of the Property. In no event shall any draft of this Agreement create any obligation or liability, it being understood that this Agreement shall be effective and binding only when a counterpart of this Agreement has been executed and delivered by each party hereto.
11.    Waiver of Jury Trial; Governing Law. Seller and Purchaser each hereby knowingly and unconditionally waive any and all right to demand a jury trial in any action for the interpretation or enforcement of this Agreement. This Agreement shall be governed by the laws of the State of Arizona without regard to conflict of laws principles.
12.    AS-IS. Purchaser acknowledges and agrees that it has inspected the Property and accepts the same in its present condition, “AS IS, WHERE IS, WITH ALL FAULTS”, subject to the representations, warranties and covenants of Seller contained herein.
13.    Survival and Merger. The acceptance of the Deed by the Purchaser shall be deemed to be a full performance and discharge of every covenant or other obligation on Seller’s part to be performed pursuant to this Agreement and no covenant or obligation of Seller set forth in this Agreement shall survive the delivery of the Deed unless the same is specifically stated herein to survive.
14.    Assignment. This Agreement shall be binding upon and shall inure to the benefit of Seller and Purchaser and their respective successors and assigns and, except as provided for in Section 15 herein, may not be assigned or transferred by either party without having first obtained the written consent of the other party. Notwithstanding the foregoing, Purchaser may assign this Agreement without Seller’s consent to any entity in which Purchaser has an interest or which is controlled by or under common control with Purchaser, provided such assignee agrees to be bound by all provisions, representations and warranties set forth in this Agreement. Notwithstanding any such assignment, the assigning party shall remain jointly and severally liable hereunder.
15.    1031 Exchange. Seller may consummate the sale of the Property as part of a so-called like kind exchange (the “Exchange”) pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended (the “Code”). Purchaser hereby agrees to reasonably cooperate with Seller and take all reasonable steps on or before the Closing Date to facilitate such exchange if requested by Seller, provided that (a) no party making such accommodation shall be required to acquire any substitute property, (b) such exchange shall not affect the obligations of the parties to each other under this Agreement, and (c) Purchaser shall not incur any additional cost, expense or liability in connection with such exchange (other than nominal expenses of reviewing and executing documents required in connection with such exchange). Seller hereby agrees to save, protect, defend, indemnify and hold Purchaser harmless from any and all losses, costs, claims, liabilities, penalties, and expenses, including, without limitation, reasonable attorneys’ fees, fees of accountants and other experts, and costs of any judicial or administrative proceeding or alternative dispute resolution to which Purchaser may be exposed, due to any attempt to structure the transaction as a 1031 Exchange.
16.    Further Assurances. In addition to the acts and deeds recited herein and contemplated to be performed, executed and/or delivered by either party at Closing, each party agrees to perform, execute and deliver, but without any obligation to incur any additional liability, on or after the Closing, any further deliveries and assurances as may be reasonably necessary to consummate the transactions contemplated hereby or to further perfect the conveyance, transfer and assignment of the Property to Purchaser. This Section 16 shall survive Closing.
17.    Brokers. Seller shall pay the brokerage commission of Purchaser’s broker, Keyser, pursuant to a separate agreement. Seller and Purchaser represent to each other that they have dealt with no other broker in the transaction contemplated herein, and shall indemnify and hold harmless one another from loss, liability, or expense arising from claims of any other broker if such claims are based in whole or part on an alleged contract or agreement with Purchaser or Seller.

18.    Attorneys’ Fees. In the event a party hereto files any action or suit against another party hereto by reason of any breach of any of the covenants, agreements or provisions contained in this Agreement, then in that event the prevailing party will be entitled to have and recover of and from the other party all attorneys’ fees and costs resulting therefrom.
19.    Entire Agreement. This Agreement, together with any exhibits and other matters attached hereto and/or incorporated herein by reference, constitutes the entire contract between the parties. All terms, conditions, representations, warranties, understandings and interpretations contained in any other written or oral communications between the parties are superseded. In executing this Agreement, the parties acknowledge that they are relying solely on the matters set forth herein and not on any other inducements, written or oral, by the other party or any agent, employee or representative thereof.
20.    Modification of Agreement. No modification of this Agreement shall be effective unless it is in writing and is signed by all parties.
21.    Time is of the Essence. Time is of the essence for performance under this Agreement.
22.    Waiver. No waiver of any term or condition of this Agreement shall be effective unless it is in writing and is signed by the party against whom enforcement of the waiver is sought, and then only in the particular circumstances specified. No failure by a party to exercise any right or privilege provided for herein, or to require timely performance of any obligation herein in strict accordance with the provisions hereof, shall preclude the exercise of such rights or privileges or the enforcement of such obligations in different circumstances or upon the reoccurrence of the same or similar circumstances. Moreover, the exercise of any remedy provided for at law, in equity, or herein shall not impliedly preclude the exercise of any other remedy except when, and then only to the extent that, the other remedy is expressly forbidden or limited by the provisions hereof.
23.    Time Periods. If the time fixed for performance of any obligation hereunder expires on a Saturday, Sunday or legal holiday, the deadline shall be extended automatically to the next day that is not a Saturday, Sunday or legal holiday. Except as may be otherwise expressly provided herein, the time for performance of any obligation hereunder shall expire at 5:00 p.m. (Mountain Standard Time) on the last day of the period allowed hereunder.
24.    Venue. Purchaser and Seller hereby agree that the proper venue for any legal proceedings arising out of this Agreement shall be Maricopa County, Arizona.
25.    Independent Contract Consideration. Under any circumstances where the Agreement is terminated as provided herein by either Purchaser or Seller, Purchaser shall pay to Seller One Hundred and No/100 Dollars ($100.00) as independent consideration for entering into this Agreement, and Seller hereby acknowledges and confirms the adequacy of such independent contract consideration.
26.    Severability. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any term or provision of this Agreement or the application thereof to any person or circumstance shall for any reason and to any extent be held to be invalid or unenforceable, then such term or provision shall be ignored, and to the maximum extent possible, this Agreement shall continue in full force and effect, but without giving effect to such term or provision.
[signatures on following page]

IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be duly executed under seal as of the day and year first above written.

SELLER: MECHANIC (AZ) QRS 15-41, INC., a Delaware corporation By: /s/ Peter C. Bates Name: Peter C. Bates Title: Managing Director
PURCHASER: UNIVERSAL TECHNICAL INSTITUTE OF ARIZONA, LLC a Delaware limited liability company By: /s/ Jerome Grant Name: Jerome Grant Title: Authorized Signatory

[Signature Page to Purchase and Sale Agreement]

EXHIBIT A
LEGAL DESCRIPTION
THE LAND REFERRED TO HEREIN BELOW IS SITUATED AVONDALE, IN THE COUNTY OF MARICOPA, STATE OF ARIZONA, AND IS DESCRIBED AS FOLLOWS:
Lot 6, GRIFFITH COMMERCE PARK, according to Book 670 of Maps, page 18, records of Maricopa County, Arizona.
APN: 102-55-009